Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF THAT JURISDICTION

FOR IMMEDIATE RELEASE

31 May 2012

RECOMMENDED CASH OFFER

by

SS&C Technologies Holdings Europe S.à r.l. (“Bidco”)

an indirect wholly owned subsidiary of

SS&C Technologies Holdings, Inc. (“SS&C”)

for

GlobeOp Financial Services S.A. (“GlobeOp”)

OFFER UPDATE – OFFER DECLARED WHOLLY UNCONDITIONAL AND DELISTING

Introduction

On 14 March 2012 the board of Bidco and the independent directors of GlobeOp announced that they had agreed on the terms of a recommended cash offer to be made by Bidco to acquire the entire issued and to be issued share capital of GlobeOp (the “Offer”). The full terms and conditions of the Offer and the procedures for acceptance were set out in the offer document issued by Bidco on 26 March 2012 (the “Offer Document”).

On 15 May 2012 Bidco announced that, as at 1.00 p.m. (London time) on 14 May 2012, it had received valid acceptances representing approximately 76.8 per cent. of the existing issued share capital of GlobeOp, the Acceptance Condition had been satisfied and the Offer had become unconditional as to acceptances.

Other than as expressly set out in this announcement, capitalised terms used in this announcement shall have the meaning given to them in the Offer Document.

Offer declared wholly unconditional

Bidco has now received formal approval from the Cayman Islands Monetary Authority of the acquisition of GlobeOp Financial Services (Cayman) Limited by Bidco and any relevant affiliate of Bidco.

Accordingly, Bidco announces that all of the Conditions to the Offer have now been satisfied or waived and the Offer is declared wholly unconditional.

The Offer, which remains subject to the remaining terms set out in the Offer Document, remains open until further notice and at least 14 days’ notice will be given of the closing of the Offer.

Level of acceptances

As at 30 May 2012 Bidco had received valid acceptances of the Offer in respect of 82,863,536 GlobeOp Shares representing approximately 76.9 per cent. of the existing issued share capital of GlobeOp.

So far as Bidco is aware, none of the acceptances have been received from persons acting in concert with Bidco. No irrevocable commitments or letters of intent have been procured by Bidco or any person acting in concert with it. Accordingly, none of the acceptances received were in respect of GlobeOp Shares subject to any such irrevocable commitment or letter of intent.

The percentages of GlobeOp Shares referred to in this announcement are based upon a figure of 107,707,351 GlobeOp Shares as disclosed by GlobeOp in its latest Rule 2.10 announcement released on 21 May 2012.

Settlement

The consideration to which any GlobeOp Shareholder is entitled under the Offer will be settled (i) in the case of valid acceptances received on or before the date of this announcement, on or before 14 June 2012; and (ii) in the case of valid acceptances received after the date of this announcement but while the Offer remains open for acceptance, within 14 days of such receipt, in each case in the manner described in the Offer Document.

Delisting and squeeze-out

As Bidco is in receipt of valid acceptances in respect of more than 75 per cent. of the existing issued share capital of GlobeOp and the Offer has been declared wholly unconditional, the 20 Business Days’ notice period for the cancellation of the admission to trading of GlobeOp Shares on the London Stock Exchange’s market for listed securities and the admission to listing of such securities on the UKLA’s Official List has commenced. It is anticipated that cancellation of listing and trading will take effect no earlier than 8.00 a.m. (London time) on 2 July 2012.

Delisting will significantly reduce the liquidity and marketability of any GlobeOp Shares and/or GlobeOp DIs not assented to the Offer.

If Bidco receives valid acceptances under the Offer in respect of GlobeOp Shares representing not less than 95 per cent. of (i) the capital carrying voting rights in GlobeOp and (ii) the voting rights in GlobeOp, Bidco intends to exercise its squeeze–out right pursuant to the Takeovers Law (at the direction of the CSSF) pursuant to which it may acquire compulsorily, and on the same terms as the Offer, the remaining GlobeOp Shares in respect of which the Offer has not been accepted.

Actions to be taken

GlobeOp Shareholders who have not yet accepted the Offer are urged to do so immediately.

If you are a holder of GlobeOp DIs (in CREST), you should ensure that your TTE instruction is settled in accordance with the instructions set out in the Offer Document.

If you hold your GlobeOp Shares in registered form (that is, not in CREST), you should complete and return the Form of Acceptance, which accompanied the Offer Document, in accordance with the instructions set out in the Offer Document.

Interests in GlobeOp Shares

On 29 May 2012 (being the latest practicable date prior to the publication of this announcement), neither Bidco, nor any person acting in concert with Bidco, is interested in, has any rights to subscribe for any relevant securities of GlobeOp nor does any such person have any short position (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative or any arrangement in relation to any relevant securities of GlobeOp. For these purposes, “arrangement” includes any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery of any relevant securities of GlobeOp and any borrowing or lending of any relevant securities of GlobeOp which have not been on-lent or sold and any outstanding irrevocable commitment or letter of intent with respect to any relevant securities of GlobeOp.

Enquiries

Deutsche Bank (Financial Adviser and Corporate Broker to SS&C) Omar Faruqui James Ibbotson James Agnew (Corporate Broking)	+ 44 (0) 20 7545 8000
RLM Finsbury Faeth Birch Sarah Heald	+44 (0) 20 7251 3801 +44 (0) 7768 943 171 +44 (0) 7771 982 101

Further information

This announcement does not constitute, and must not be construed as, an offer to sell or an invitation to purchase or subscribe for any securities or the solicitation of an offer to purchase or subscribe for any securities, pursuant to the Offer or otherwise. The full terms and conditions of the Offer, including details of how the Offer may be accepted, are set out in the Offer Document.

The release, publication or distribution of this announcement in certain jurisdictions may be affected by the laws of relevant jurisdictions. Persons who are subject to the laws of any jurisdiction other than the United Kingdom, Luxembourg or the United States or are not resident in the United Kingdom, Luxembourg or the United States will need to inform themselves about, and observe, any applicable requirements. This announcement has been prepared for the purpose of complying with English and Luxembourg law and the information disclosed may not be the same as that which would have been prepared in accordance with the laws of jurisdictions outside the United Kingdom and Luxembourg.

Deutsche Bank AG is authorised under German Banking Law (competent authority: BaFin – Federal Financial Supervisory Authority) and authorised and subject to limited regulation by the Financial Services Authority. Details about the extent of Deutsche Bank AG’s authorisation and regulation by the Financial Services Authority are available on request. Deutsche Bank AG is acting as financial adviser to SS&C and Bidco and no one else in connection with the contents of this announcement and will not be responsible to any person other than SS&C and Bidco for providing the protections afforded to clients of Deutsche Bank AG, nor for providing advice in relation to any matters referred to in this announcement.

Publication on Website

This announcement will be available on SS&C’s website at www.ssctech.com and on GlobeOp’s website at www.globeop.com by no later than 12 noon on 1 June 2012.